UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) September 29, 2004

                             WASTE CONNECTIONS, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)


                           COMMISSION FILE NO. 0-23981


                                   94-3283464
                      (I.R.S. Employer Identification No.)


                35 Iron Point Circle, Suite 200, Folsom, CA 95630
                    (Address of principal executive offices)

                                 (916) 608-8200
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act
      (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
      (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))




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INFORMATION TO BE INCLUDED IN THE REPORT


Section 5 - Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Officers.

     This Form 8-K/A amends the Form 8-K we filed on August 31, 2004, which announced the appointment of Steven F. Bouck as President, and Worthing F. Jackman as Executive Vice President and Chief Financial Officer of Waste Connections, Inc. We also announced in that Form 8-K that Ronald J. Mittelstaedt would remain in the positions of Chief Executive Officer and Chairman of the Board of Directors of Waste Connections. At the time of filing that Form 8-K, the material terms of the employment agreement for Mr. Bouck had not yet been determined. We will not enter into new employment agreements with Mr. Jackman or Mr. Mittelstaedt.

     The employment agreement we intend to enter into with Mr. Bouck, which shall be dated as of October 1, 2004, has an initial term that extends through September 30, 2007. On the anniversary date of the employment agreement, commencing October 1, 2005, the agreement's term shall be extended automatically for an additional year, thus extending the term to three years from such date, unless either party gives the other notice of termination. The employment agreement provides for an annual base salary of $258,000 per year and a maximum annual cash bonus equal to fifty percent of the applicable year's ending base salary, payable if the Board determines that the Company has attained its financial objectives for that year. The employment agreement also provides for annual grants of management stock options, restricted stock or restricted stock units. In the event Mr. Bouck's employment is terminated without cause (as defined in the agreement), or if Mr. Bouck terminates his employment for good reason (as defined in the agreement), (i) he will receive his base salary due through the termination date and the full maximum bonus payable in the year of termination, as well as an amount equal to three times his current annual base salary plus three times his maximum bonus for the year in which termination occurs, payable one third on the date of termination, and one third on each of the first and second anniversaries thereof, subject to his compliance with certain provisions of his employment agreement and (ii) all of Mr. Bouck's unvested options and rights relating to our capital stock shall immediately vest and become exercisable, and all shares of Mr. Bouck's restricted stock shall immediately become unrestricted and freely transferable and the term of any such options and rights (together with all vested options and rights) shall be extended to the third anniversary of the date of termination.

     The employment agreement also provides that a change of control of Waste Connections (as defined in the agreement) shall be deemed a termination of Mr. Bouck's employment without cause, and that in any such instance (i) Mr. Bouck would receive a lump sum payment on the date of termination in an amount equal to the salary and bonus payments due in installments in the event of a termination without cause and (ii) all of Mr. Bouck's unvested options and rights relating to our capital stock and all shares of Mr. Bouck's restricted stock shall be treated as they would in the event of a termination without cause. The employment agreement also provides that Mr. Bouck shall be subject to a covenant not to compete with us for a period of up to one year in the event we terminate his employment for cause or Mr. Bouck terminates his employment without good reason, and for a period of up to three years in the event of a change of control or in the event we terminate his employment without cause or Mr. Bouck terminates his employment for good reason and we pay him the amounts set forth in the agreement. In a change of control, if any previously outstanding option or other right relating to our capital stock does not remain outstanding, Mr. Bouck shall be entitled to receive either (i) options to purchase stock of the acquiring company in an amount equal to the number of shares he would have received had he exercised his Waste Connections options immediately prior to the acquisition resulting in a change of control and received for the shares acquired on exercise of such options shares of the acquiring company in the change of control transaction (the aggregate exercise price for the shares covered by such options shall equal the aggregate exercise price for the Waste Connections options) or (ii) a lump sum payment equal on an after-tax basis to at least the net after-tax gain he would have realized on exercise of such options of the acquiring company and sale of the underlying shares.



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    SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      WASTE CONNECTIONS, INC.
                                      (Registrant)

                                      BY:   /s/ Ronald J. Mittelstaedt
                                           ---------------------------
Date:  September 29, 2004
                                            Ronald J. Mittelstaedt,
                                            Chief Executive Officer